                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant |X|
Filed by a party other than the registrant |_|

Check the appropriate box:
|_|     Preliminary proxy statement.
|_| Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
|X|     Definitive proxy statement.
|_|     Definitive additional materials.
|_|     Soliciting material under Rule 14a-12.

                            Predictive Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

|X|     No fee required
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies.


        -----------------------------------------------------------------------

        (2)      Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it is determined):

        -----------------------------------------------------------------------

        (4)      Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

        (5)      Total fee paid:

        -----------------------------------------------------------------------

|_|     Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)      Amount Previously Paid:

        -----------------------------------------------------------------------

        (2)      Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

        (3)      Filing Party:

        -----------------------------------------------------------------------

        (4)      Date Filed:

        -----------------------------------------------------------------------

                           Predictive Systems, Inc.

                         417 Fifth Avenue, 11th Floor
                              New York, NY 10016


                              April 25, 2000

Dear Stockholders:

     You are cordially invited to attend the annual meeting of stockholders of Predictive Systems, Inc. (the "Company"), which will be held at The W Court Hotel, 130 East 39th Street, New York, New York 10016, on Tuesday, May 16, 2000 at 10:00 a.m. (New York City time).

     The enclosed Notice and Proxy Statement contain details concerning the business to come before the annual meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" each of the proposals listed in the Notice and Proxy Statement. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the annual meeting even if you cannot attend.



                                             Sincerely,



                                             /s/ Ronald G. Pettengill, Jr.
                                             --------------------------------
                                             Ronald G. Pettengill, Jr.
                                             Chief Executive Officer and
                                             Chairman of the Board of Directors

                           Predictive Systems, Inc.
                         417 Fifth Avenue, 11th Floor
                              New York, NY 10016


                   Notice of Annual Meeting of Stockholders


                                 May 16, 2000

     The Annual Meeting of Stockholders (the "Annual Meeting") of Predictive Systems, Inc., a Delaware corporation (the "Company"), will be held at The W Court Hotel, 130 East 39th Street, New York, New York 10016, on Tuesday, May 16, 2000 at 10:00 a.m. (New York City time) for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

     (1) To elect three Directors to serve until the 2003 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

     (2) To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 14, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Company will remain open between such record date and the date of the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the Company's corporate headquarters at the address above.

     All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                             By Order of the Board of Directors



                                             /s/ Ronald G. Pettengill, Jr.
                                             -----------------------------------
                                             Ronald G. Pettengill, Jr.
                                             Chief Executive Officer and
                                             Chairman of the Board of
                                             Directors

New York, New York
April 25, 2000


                 IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                           Predictive Systems, Inc.
                         417 Fifth Avenue, 11th Floor
                              New York, NY 10016

                  ------------------------------------------

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 16, 2000

                  ------------------------------------------

     This Proxy Statement is furnished to stockholders of record of Predictive Systems, Inc., a Delaware corporation (the "Company"), as of April 14, 2000 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 16, 2000 at 10:00 a.m. (New York City time) at The W Court Hotel, 130 East 39th Street, New York, New York 10016 (the "Annual Meeting").

     Shares cannot be voted at the Annual Meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted, (i) FOR the election of the named nominees as Directors of the Company and (ii) FOR the ratification of Arthur Andersen LLP, independent public accountants, as independent auditors of the Company for the fiscal year ending December 31, 2000. The Company does not know of any matters other than described in the Notice of Annual Meeting that are to come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting, will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting and will have the same effect as negative votes, whereas broker "non-votes" will not be counted for purposes of determining whether a proposal has been approved.

     The Annual Report of the Company (which does not form a part of the proxy solicitation materials), containing the consolidated financial statements of the Company for the fiscal year ended December 31, 1999, is being distributed concurrently herewith to stockholders.

     This Proxy Statement and the accompanying proxy card are being mailed on or about April 25, 2000 to the stockholders of the Company entitled to vote at the Annual Meeting.

                               VOTING SECURITIES

     The Company has one class of voting securities outstanding, its Common Stock, $0.001 par value per share (the "Common Stock"). Each holder of Common Stock is entitled to one vote for each share held. In addition, the Company is authorized to issue up to an aggregate of 10,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock"), with such voting rights as may be determined by the Board of Directors providing for such series. The Company does not have current plans to issue any shares of Preferred Stock. At the Annual Meeting, each stockholder of record at the close of business on April 14, 2000 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 14, 2000, there were 25,102,190 shares of Common Stock outstanding, held by 113 stockholders of record. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                           ANNUAL MEETING PROPOSALS

                                  PROPOSAL 1
                                  ----------

                             ELECTION OF DIRECTORS

     Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting FOR the election of the nominees named below as Directors of the Company to serve until the 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies may be voted in favor of a substitute designated by the Board of Directors to fill the vacancy. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election. Each nominee is currently a Director of the Company. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required to elect the Directors.

     The Board of Directors currently has nine members divided into three classes of three directors each, serving staggered three year terms. Messrs. Pettengill, Belau and Duffy are Class I directors whose terms expire at the Annual Meeting, each of whom is a nominee for election (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). Messrs. Bloom, Meyer and Wyman are our Class II directors whose terms expire at the 2001 Annual Meeting of stockholders. Messrs. Kelly, Sidhu and Smith are our Class III directors whose terms expire at the 2002 Annual Meeting of stockholders. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the Board of Directors to fill vacant directorships or increase the size of the Board of Directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies with its own nominees.

Information Regarding the Nominees for Election as Directors

     The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of the nominees have been furnished to the Company by such nominees. Except as indicated, the nominees have had the same principal occupation for the last five years.

     Ronald G. Pettengill, Jr., 41, co-founded the Company in February 1995 and has been Chairman of the Board and Chief Executive Officer since that time. Prior to founding the Company, Mr. Pettengill was Senior Vice President of Network Operations at Allerion, Inc., a systems integration and network control center design, operation and service delivery firm, from 1992 to 1995. From 1990 to 1992, Mr. Pettengill was the Director of Technical Services at Network Management, Inc., which provided consulting services to assist Fortune 500 companies in their migration from mainframe to network-based client/server environments. Prior to working at Network Management, Mr. Pettengill was the Network Manager at Bear, Stearns & Co. Inc.

     Robert L. Belau, 36, co-founded the Company in February 1995 and has been President and a Director since that time. Prior to founding the Company, Mr. Belau was the Director of Sales at Allerion, and also managed the definition, productization and pricing of its network management outsourcing services, from 1993 to 1995. From 1987 to 1993, Mr. Belau was the Director of Sales at Network Management. Mr. Belau is the step-brother of Eric Meyer, one of our directors.

     Donald J. Duffy, 32, has been a director of the Company since its inception in February 1995. Mr. Duffy is a co-founder of Meyer, Duffy & Associates, Inc., and Meyer Duffy Ventures, firms that invest in early stage networking and Internet technology companies. Mr. Duffy has been at Meyer, Duffy & Associates since 1994. From 1992 to 1994, Mr. Duffy was a Vice President at Oak Hall Capital Advisors, a money management firm.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF RONALD G. PETTENGILL, JR., ROBERT L. BELAU AND DONALD J. DUFFY AS DIRECTORS UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS.

Information Regarding Continuing Directors for Term Ending Upon the 2001 Arrival Meeting of Stockholders

     Peter L. Bloom, 42, has been a director of the Company since March 1999. Mr. Bloom is a managing member of General Atlantic Partners, LLC, a private equity investment firm that focuses exclusively on Internet and information technology investments on a global basis, and has been at General Atlantic since 1995. From 1982 to 1995, Mr. Bloom served in various roles at Salomon Brothers, including as Managing Director of Salomon's U.S. Technology Division. Mr. Bloom is a Director of Bindview Development Corporation and a Special Advisor to the Board of Directors of E*TRADE Group, Inc.

     Eric Meyer, 39, has been a director of the Company since its inception in February 1995. Mr. Meyer is a co-founder of Meyer, Duffy & Associates and Meyer Duffy Ventures, firms that invest in early stage networking and Internet technology companies. Mr. Meyer has been at Meyer, Duffy & Associates since 1994. From 1992 to 1994 Mr. Meyer served as a Vice President at Oak Hall Capital Advisors. Mr. Meyer is the step-brother of Robert L. Belau, the Company's President and one of its directors.

     William M. Wyman, 62, has been a director of the Company since September 1999. Since 1995, Mr. Wyman has been a business advisor and counselor on a broad range of issues to a number of corporate chief executives of financial services, information services, forest products and software companies. From 1984 to 1995, Mr. Wyman was a partner at Oliver, Wyman & Company, a firm which specializes in management consulting to large financial institutions and which he co-founded. Mr. Wyman is a director of SS&C Technologies and U.S. Timberlands. He also serves as a trustee of the Dartmouth Hitchcock Medical Center and on the Boards of Advisors of The Sprout Group, a venture capital fund associated with Donaldson, Lufkin & Jenrette, and Legend Capital, a leveraged buyout firm associated with Castle Harlan Investments.

Information Regarding Continuing Directors for Term Ending Upon the 2002 Annual Meeting of Stockholders

     Braden R. Kelly, 29, has been director of the Company since June 1999. Mr. Kelly is a principal at General Atlantic Partners, LLC, and has been with General Atlantic since 1995. Mr. Kelly is a director of HEALTHvision, Inc., a provider of comprehensive Internet solutions to the healthcare industry. From 1993 to 1994, Mr. Kelly served as a Financial Analyst at Morgan Stanley & Company.

     Inder Sidhu, 39, has been a director of the Company since September 1999. Mr. Sidhu has been the Vice President of Worldwide Professional Services at Cisco Systems, Inc. since December 1998. From 1995 to 1998, Mr. Sidhu served in various executive management positions in the Sales and Business Development organizations at Cisco. From 1991 to 1995 Mr. Sidhu was a consultant at McKinsey & Company. Prior to that, Mr. Sidhu led a network management group at 3Com Corporation.

     William L. Smith, 42, has been a director of the Company since March 2000. Mr. Smith has been with BellSouth Corporation since 1979, most recently serving since January 2000 as its Executive Vice President of Network Planning and Chief Technology Officer, where he is responsible for, among other thing, strategic planning of BellSouth's telecommunications infrastructure, as well as its product development, Internet, entertainment and long distance units. From February 1998 to December 1999, he served as Vice President - Network Strategic Planning for BellSouth Telecommunications, BellSouth's domestic telephone unit. Prior to that he served as President of BellSouth's Internet unit from December 1997 through January 1998, and from September 1996 to November 1997 as Executive Director - Product Commercialization Unit. From January 1995 to August 1996, he served as Assistant Vice President - Data Services Unit for BellSouth.

Committees of the Board

     The Audit Committee reports to the Board of Directors regarding the appointment and performance of the Company's independent public accountants, the scope and results of our annual audits, fees to be paid to the independent public accountants, compliance with the Company's accounting and financial policies and management's procedures and policies relative to the adequacy of the Company's internal accounting controls. The members of the Audit Committee are Messrs. Meyer, Kelly and Wyman who were appointed in May 1999, June 1999 and September 1999, respectively. Prior to that time, the responsibilities of the Audit Committee were handled by the entire Board of Directors.

     The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the Company's compensation policies and all forms of compensation to be provided to the Company's executive officers and directors. In addition, the Compensation Committee reviews bonus and stock compensation arrangements for all of the Company's other employees. The members of the Compensation Committee are Messrs. Duffy and Bloom, who were appointed in May 1999. Prior to that time, the responsibilities of the Compensation Committee were handled by the entire Board of Directors.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationships exist between the Company's Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any interlocking relationship existed in the past with the exception of the following:

o Messrs. Pettengill and Duffy served, through September 1999, and Messrs. Belau and Meyer currently serve, on the Board of Directors of Tribeca Software, a network management software company; Messrs. Pettengill and Belau served, through September 1999, as executive officers of Tribeca, and Mr. Meyer currently serves as an executive officer of Tribeca. Please see "Certain Transactions-Tribeca Software" for information about the Company's relationship with Tribeca.

o Messrs. Pettengill and Meyer serve on the Board of Directors of Riversoft Ltd., a network management software company. The Company acts as a reseller of Riversoft's software. To date, the Company's revenues from sales of Riversoft's software have not been material.

Attendance at Board and Committee Meetings

     During 1999, the Board of Directors held three meetings and acted ten times by unanimous written consent. During this period, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which that Director served during 1999.

Director Compensation

     The Company does not currently compensate its directors for attending meetings of the Board of Directors or committee meetings of the Board of Directors, but it does reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings. Each of Messrs. Bloom, Duffy, Kelly and Meyer were granted options to purchase 25,000 shares of the Company's Common Stock at a price of $4.00 per share in May 1999. Messrs. Sidhu and Wyman were granted options to purchase 25,000 shares of the Company's Common Stock at a price of $11.05 per share in September 1999. Mr. Smith was granted options to purchase 25,000 shares of the Company's Common Stock at a price of $60.50 per share in March 2000. These options vest over a period of four years.

     Under the automatic option grant program of the 1999 Stock Incentive Plan, each individual who first joins the Board of Directors after November 1, 1999 as a non-employee member of the Board of Directors will also receive an option grant for 25,000 shares of the Company's Common Stock at the time of his or her commencement of service on the Board of Directors. In addition, at each Annual Meeting of Stockholders, beginning with the 2001 Annual Meeting, each individual who is to continue to serve as a non-employee member of the Board of Directors will receive an option to purchase 2,500 shares of the Company's Common Stock.

                                  PROPOSAL 2
                                  ----------

                         RATIFICATION OF SELECTION OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, as independent certified public accountants of the Company to report on the Company's financial statements for the year ending December 31, 2000, and to perform such other services as may be requested, subject to the ratification of such appointment by the stockholders at the Annual Meeting. A majority of the votes of the outstanding shares of Common Stock is required to ratify the appointment of the accountants. Although stockholder ratification is not required, the Board of Directors considers it desirable for the stockholders to pass upon the selection of the independent accountants. If the stockholders disapprove of the selection of Arthur Andersen LLP as independent public accountants, the Board of Directors will consider the selection of other independent certified public accountants. A representative of Arthur Andersen LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

           EXECUTIVE COMPENSATION, MANAGEMENT AND OTHER INFORMATION


                              Executive Officers


     The following table sets forth, as of April 10, 2000, the name, age and position of each of the Company's executive officers and other key employees:




                Name                    Age    Position
                ----                    ---    --------
Ronald G. Pettengill, Jr. ..........    41     Chairman of the Board and Chief Executive Officer
Robert L. Belau ....................    36     President and Director
Gerard E. Dorsey ...................    53     Chief Financial Officer
Thomas R. Joseph ...................    32     Vice President, General Manager North America
Carl D. Humes ......................    34     Vice President, Global Operations
Gregory D. Nicastro ................    40     Vice President, Services Strategy
Neeraj Sethi .......................    36     Vice President, Finance
R. Kevin Holt ......................    46     Vice President, Human Resources
John Wright ........................    36     Managing Director, Europe
Gary N. Papilsky ...................    28     Vice President and General Counsel

Information Concerning Executive Officers Who Are Not Directors


     Gerard E. Dorsey has been Chief Financial Officer since September 1999. Prior to joining the Company, Mr. Dorsey was Senior Vice President-Finance, Chief Financial Officer and Secretary of Intelligroup, Inc., a professional information technology consulting services company, from 1998 to 1999. From 1995 to 1998, Mr. Dorsey was Senior Vice President-Finance and Chief Financial Officer of Ariel Corporation, a data communications company. Prior to joining Ariel Corporation, from 1991 until 1995, Mr. Dorsey was Chief Financial Officer of Information Management Technologies Corporation, a printing and office services outsourcing company. From 1987 until 1990, Mr. Dorsey was Treasurer of Loral Corporation.

     Thomas R. Joseph has been Vice President, General Manager North America since April 1999. Prior to that, Mr. Joseph held various positions with the Company, most recently as National Vice President of Business Development, from 1996 to 1999. From 1994 to 1996, Mr. Joseph was a Global Accounts Manager at Metropolitan Fiber Systems, a competitive access provider.

     Carl D. Humes has been Vice President, Global Operations since April 1999. Prior to that, Mr. Humes served as Regional Vice President of Technical Services for the Company's Mid-Atlantic region since 1996. From 1995 to 1996, Mr. Humes was a consultant at Booz-Allen & Hamilton, a strategic consulting firm. Prior to that, Mr. Humes was an officer in the United States Navy, and served on a nuclear submarine and at the White House Office of Emergency Operations.

     Gregory D. Nicastro has been Vice President, Services Strategy since April 1999. Prior to that, Mr. Nicastro served as our Vice President of Marketing from 1997. Prior to joining the Company, Mr. Nicastro founded ActingExec, a marketing consulting firm, in 1995. From July 1995 to October 1995, Mr. Nicastro was Director of Systems Marketing at 3Com Corporation. From 1988 to 1995, Mr. Nicastro served as National Account Sales Manager at Sun Microsystems.

     Neeraj Sethi has been Vice President, Finance since 1995. Prior to joining the Company, Mr. Sethi was Assistant Vice President for Global Expense Management at Bankers Trust from 1992 to 1995. From 1989 to 1992, Mr. Sethi was Controller and Financial Analyst at Network Management.

     R. Kevin Holt has been Vice President, Human Resources since March 1999. Prior to joining the Company, Mr. Holt was a Managing Partner at USWeb/CKS (formerly USWeb). Prior to the merger of USWeb/CKS and Gray Peak Technologies, Mr. Holt served as Vice President and Director of Recruiting at Gray Peak, a high-end network solutions provider. From October 1995 until September 1997, Mr. Holt served as the Eastern Division Recruiting Manager at Sprint-Paranet, a global network solutions provider. Prior to that, Mr. Holt was the Founder and President of Metropolitan Search, a contingency and retained search and consulting company.

     John Wright has been Managing Director, Europe since January 1999. Prior to joining the Company, Mr. Wright founded Visia Management Consultants, a strategic consulting company, in 1997. From 1996 to 1997, Mr. Wright served as Director, Business Development at Global Village, a communications software firm. From 1987 to 1996, Mr. Wright served in various roles at Gandalf Digital Communications, including, most recently, Director of Indirect Channels.

     Gary N. Papilsky has been Vice President and General Counsel since October 1999. Prior to joining the Company, Mr. Papilsky was an attorney with Brobeck, Phleger & Harrison LLP, a law firm specializing in emerging growth technology companies, from 1998 to 1999. From 1996 to 1998, Mr. Papilsky was an attorney with the law firm of Sonnenschein Nath & Rosenthal.


Executive Compensation


     The following table sets forth the compensation received by the Company's Chief Executive Officer and by the other four executive officers who served as executive officers as of December 31, 1999 and whose salary exceeded $100,000 in 1999 for services rendered in all capacities to the Company during 1999 (together, the "Named Executive Officers").


                          Summary Compensation Table




                                                                                 Long-Term
                                                                                Compensation
                                                                                   Awards
                                                                               -------------
                                                                                   Shares
                                                     Annual Compensation         Underlying
                                                  --------------------------   -------------       All Other
      Name and Principal Position         Year       Salary         Bonus         Options         Compensation
--------------------------------------   ------   ------------   -----------   -------------   -----------------
Ronald G. Pettengill, Jr .............   1999      $ 195,833      $ 75,000        200,000         $   12,157(1)
 Chief Executive Officer                 1998        175,000        50,000         60,000              8,447(1)
Robert L. Belau ......................   1999        195,833        75,000        200,000              9,839(1)
 President                               1998        175,000        50,000         60,000              8,899(1)
Thomas R. Joseph .....................   1999        150,000        99,000        100,000              6,600(2)
 Vice President, General Manager North
   America                               1998        112,500       190,000        270,000              3,000(2)
Carl D. Humes ........................   1999        150,000        64,000         60,000              6,000(2)
 Vice President, Global Operations       1998        112,500       190,000        270,000              3,000(2)
Gregory D. Nicastro ..................   1999        154,700        50,000             --                 --
 Vice President, Strategic Services      1998        140,000        14,000             --                 --
Neeraj Sethi .........................   1999        170,000        70,000         70,000              5,000
 Vice President, Finance                 1998        135,167        55,000             --                 --
R. Kevin Holt ........................   1999        110,833       100,000        130,000                 --
 Vice President, Human Resources         1998             --            --             --                 --


------------
(1) The Company paid a monthly car allowance and automobile insurance premiums for each of Messrs. Pettengill and Belau during the years ended December 31, 1999 and 1998.

(2) The Company paid a monthly car allowance effective July 1998 for each of Messrs. Joseph and Humes during the years ended December 31, 1999 and 1998.

     In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted for each of the Named Executive Officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of the Named Executive Officers in 1999.

Option Grants in Last Fiscal Year

     The following table sets forth grants of stock options for the year ended December 31, 1999 to the Company's Chief Executive Officer and to each of its most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus for such fiscal year exceeded $100,000. Mr. Nicastro was not granted stock options in the year ended December 31, 1999. The Company has never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 3,686,990 shares of Common Stock granted under the Company's option plans.




                                                                                          Potential Realizable Value
                                                 Percent of                                at Assumed Annual Rates
                                   Number of       Total                                 of Stock Price Appreciation
                                  Securities      Options                                      for Option Term
                                  Underlying    Granted to     Exercise                 ------------------------------
                                    Options      Employees    Price Per    Expiration
Name                                Granted       in 1999     Share ($)       Date            5%              10%
-------------------------------  ------------  ------------  -----------  ------------  --------------  --------------
Ronald G. Pettengill, Jr. .....     200,000         5.4%       $  4.00      5/11/09      $19,522,400     $30,089,115
Robert L. Belau ...............     200,000         5.4           4.00      5/11/09       19,522,400      30,089,115
Thomas R. Joseph ..............     100,000         2.7           6.50       7/1/09        9,511,200      14,794,557
Carl D. Humes .................      60,000         1.6           6.50       7/1/09        5,416,400       8,034,304
Neeraj Sethi ..................      70,000         1.9           2.50       4/1/09        6,937,840      10,636,190
R. Kevin Holt .................     130,000         3.5           2.50       3/1/09       12,255,533      17,927,659

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values


     The following table sets forth information concerning the value realized upon exercise of options during 1999 and the number and value of unexercised options held by each of the Company's Named Executive Officers at December 31, 1999. The last reported sale price of the Company's Common Stock on December 31, 1999 was $65.50 per share. Accordingly, the values set forth below have been calculated on the basis of the fair market value on December 31, 1999, less the applicable exercise price per share, multiplied by the number of shares underlying the options.




                                                                                                In-the-Money Options at
                                                               Options at Fiscal Year-End           Fiscal Year-End
                                                                  Number of Securities       -----------------------------
                                      Shares                     Underlying Unexercised          Value of Unexercised
                                   Acquired on      Value    ------------------------------  -----------------------------
Name                                 Exercise     Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
--------------------------------  -------------  ----------  -------------  ---------------  -------------  --------------
Ronald G. Pettengill, Jr. ......       --           --          830,000         150,000       $53,510,000    $ 9,225,000
Robert L. Belau ................       --           --          830,000         150,000        53,510,000      9,225,000
Thomas R. Joseph ...............       --           --          270,000         190,000        17,370,000     11,667,500
Carl D. Humes ..................       --           --          270,000         150,000        17,332,500      9,307,500
Gregory D. Nicastro ............       --           --           84,000         252,000         5,397,000     16,191,000
Neeraj Sethi ...................       --           --          120,000         130,000         7,722,500      8,265,000
R. Kevin Holt ..................       --           --           32,500          97,500         2,047,500      6,142,500

Employment Agreements


     The Company has entered into executive employment agreements with Ronald
G. Pettengill, Jr., its Chairman and Chief Executive Officer, and Robert L. Belau, its President. Each employment agreement provides for an initial annual base salary of $200,000. Each employment agreement also provides for a 1999 performance-based bonus, which totaled $75,000, and bonuses in all subsequent years at the discretion of the Company's Board of Directors. Under the agreements, each executive also received options to purchase 100,000 shares of

Common Stock at a price of $4.00 per share, which vest over 3 years. Additionally, each executive received options to purchase an additional 100,000 shares of Common Stock at a price of $4.00 per share, which vest after 4 years. These additional options will vest immediately upon the achievement of certain gross revenues thresholds.

     Each employment agreement expires on May 11, 2002, subject to extension or earlier termination. Each employment agreement provides that if Messrs. Pettengill and Belau are terminated by the Company without cause or if they terminate their employment agreements for good reason, they will be entitled to their base salary and health coverage until the later of the expiration date of their employment agreements and one year from the date of termination. Additionally, all stock options granted to them will immediately vest.

     Under the agreements, good reason includes:

     o a material breach of the agreements by the Company;

     o a material change in the executive's duties and responsibilities;

     o a change in the executive's reporting relationship;

     o a relocation of the Company's executive offices further than 75 miles from its current location; or

     o a change of control.

     Each employment agreement prohibits Messrs. Pettengill and Belau from competing with the Company, or soliciting the Company's customers or employees, for a period of one year from the date of their termination of employment.

     The Company has also entered into an employment agreement with R. Kevin Holt, its Vice President of Human Resources, John Wright, Managing Director Europe, and Gerard E. Dorsey, its Chief Financial Officer. Mr. Holt's agreement provides for an initial annual base salary of $130,000 and for a 1999 performance-based bonus, which totaled $100,000, and bonuses in all subsequent years based upon the achievement of certain hiring goals. Under the agreement, Mr. Holt received options to purchase 130,000 shares of Common Stock at a price of $2.50 per share, which vest over four years.

     The Company's employment agreement with Mr. Holt expires on January 23, 2001, subject to earlier termination. Mr. Holt's agreement provides that if he is terminated by the Company without cause or if he terminates his employment with the Company for good reason, he will be entitled to receive his base salary until the earlier of six months after the date of his termination or the date he accepts new employment. Under the agreement, good reason includes:

     o a reduction in Mr. Holt's base salary;

     o a relocation of Mr. Holt's office further than 50 miles from his current office; or

     o a material reduction in job duties.

     The Company's agreement with Mr. Holt prohibits him from competing with the Company, soliciting its employees or permitting his name to be used in connection with a competing business for a period of six months from the date of the termination of his employment.

     The Company's agreement with Mr. Wright provides for an initial base salary of British Pounds71,200, approximately $114,000 at an exchange rate of 1.60, plus a bonus based on the Company's performance. Under the agreement, Mr. Wright received options to purchase 80,000 shares of Common Stock at a price of $2.50 per share, which vest over four years. The Company agreed to contribute an amount equal to 5% of Mr. Wright's base salary to a pension plan. The employment agreement prohibits Mr. Wright from competing with the Company and soliciting the Company's employees for a period of 6 and 12 months, respectively, from the termination of his employment. The agreement is in effect until terminated by either party by giving at least 3 months notice to the other party.

     The Company's agreement with Mr. Dorsey provides for an initial base salary of $210,000 and an annual bonus of up to a maximum of $75,000. Under the agreement, Mr. Dorsey received options to purchase 175,000 shares of Common Stock at a price of $11.05 per share, which vest over 4 years. The agreement further provides that Mr. Dorsey will receive an automobile allowance of $650 per month. The agreement prohibits Mr. Dorsey from competing with the Company and soliciting its employees for a period of one year from the termination of his employment. The agreement has an initial term of three years, and renews automatically for successive one year periods unless written notice is given by either party. The employment agreement with Mr. Dorsey expires on September 24, 2002, subject to extension or earlier termination. Mr. Dorsey's agreement provides that if he is terminated by the Company without cause or if he terminates his employment agreement with the Company for good reason, he will be entitled to receive his base salary until the earlier of twelve months after the date of his termination or the date he accepts new employment. Under terms of this agreement, good reason includes if Mr. Dorsey terminates his employment within 30 days after a change in control of the Company. If Mr. Dorsey is terminated by the Company without cause or if he terminates his employment agreement with the Company for good reason, any unvested options will vest immediately.


1999 Stock Incentive Plan


     The 1999 Stock Incentive Plan is intended to serve as the successor equity incentive program to the Company's 1998 Stock Option/Stock Issuance Plan and the Company's 1998 California Stock Option/Stock Issuance Plan. The 1999 Plan became effective upon its adoption by the Board of Directors on September 14, 1999 and was approved by the Company's stockholders on that date.

     6,655,600 shares of Common Stock have been authorized for issuance under the 1999 Plan. This share reserve consists of the shares which were available for issuance under the predecessor plans on the effective date of the 1999 Plan plus an additional increase of 2,345,597 shares. The share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2001, by a number of shares equal to 1% of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase will exceed 500,000 shares. However, in no event may any one participant in the 1999 Plan receive option grants or direct stock issuances for more than 500,000 shares in the aggregate per calendar year.

     Outstanding options under the predecessor plans were incorporated into the 1999 Plan upon the date of the Company's initial public offering, and no further option grants may be made under those plans. The incorporated options will continue to be governed by their existing terms, unless the Company's Compensation Committee extends one or more features of the 1999 Plan to those options. However, except as otherwise noted below, the outstanding options under the predecessor plans contain substantially the same terms and conditions summarized below for the discretionary option grant program under the 1999 Plan.

     The 1999 Plan has five separate programs:

   o the discretionary option grant program under which eligible individuals in the Company's employ or service (including officers, non-employee Directors and consultants) may be granted options to purchase shares of the Company's Common Stock;

   o the stock issuance program under which these individuals may be issued shares of the Company's Common Stock directly, with the purchase of such shares or as a bonus tied to the performance of services;

   o the salary investment option grant program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants;

   o the automatic option grant program under which option grants are automatically made at periodic intervals to eligible non-employee Directors; and

   o the Director fee option grant program under which non-employee Directors may elect to apply a portion of their retainer fee to the acquisition of special below-market stock option grants.

     The discretionary option grant and stock issuance programs are administered by the Company's Compensation Committee. This committee determines which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee also selects the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the Compensation Committee nor the Board of Directors exercises any administrative discretion with respect to option grants made under the salary investment option grant program or under the automatic option grant or director fee option grant program for the non-employee Board of Directors members.

     The exercise price for the options may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Compensation Committee may allow a participant to pay the option exercise price or direct issue price (and any associated withholding taxes incurred in connection with the acquisition of shares) with a full-recourse, interest-bearing promissory note.

     In the event that the Company is acquired, whether by merger or asset sale or Director-approved sale by the stockholders of more than 50% of the Company's voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Compensation Committee may grant options under the discretionary option grant program which will accelerate in the acquisition even if the options are assumed or which will accelerate if the optionee's service is subsequently terminated. The Compensation Committee may grant options and issue shares which accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of members of the Board of Directors or the options and shares may accelerate upon a subsequent termination of the individual's service.

     Options currently outstanding under the 1999 Plan may be assumed by the successor corporation in an acquisition; such options are not by their terms subject to acceleration at the time of an acquisition or a change in control or upon the termination of the optionee's service following any such transaction.

     Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. This appreciation distribution may be made in cash or in shares of the Company's Common Stock. There are currently no outstanding stock appreciation rights under the predecessor plans.

     The Compensation Committee has the authority to cancel outstanding options under the discretionary option grant program (including options incorporated from predecessor plans) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

     In the event the Compensation Committee elects to activate the salary investment option grant program for one or more calendar years, each of the Company's executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $5,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of the Company's Common Stock on the grant date. The option exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the salary reduction amount. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting in the event of an acquisition or change in control.

     Under the automatic option grant program, each individual who first joins the Company's Board of Directors as a non-employee after the Company's initial public offering will automatically be granted an option for 25,000 shares of the Company's Common Stock at the time of his or her commencement of service. In addition, on the date of each annual stockholders meeting, beginning with the 2001 Annual Meeting, each individual who has served as a non-employee member of the Board of Directors since the last annual stockholders meeting will receive an option grant to purchase 2,500 shares of the Company's Common Stock. Each automatic grant will have an exercise price equal to the fair market value per share of the Company's Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service on the Board of Directors. Each option will be immediately exercisable, subject to the Company's right to repurchase any unvested shares at the original exercise price, at the time of the board member's cessation of service. The options will vest, and the Company's repurchase right will lapse, with respect to, the initial 25,000-share option grant in a series of four (4) equal successive annual installments upon the optionee's completion of each year of service over the four (4)-year period measured from the grant date. However, each such outstanding option will immediately vest upon an acquisition or change in control or the death or disability of the optionee while serving as a member of the Board of Directors. Each 2,500-share option grant will be fully vested on grant.

     If the Director fee option grant program is put into effect in the future, then each non-employee member of the Board of Directors may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee Director would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of the Company's Common Stock on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a member of the Board of Directors.

     Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, Director fee option grant and salary investment option grant programs and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of the Company's Common Stock paid in connection with the tender offer less the exercise price payable for such share.

     The Board of Directors may amend or modify the 1999 Plan at any time, subject to any required stockholder approval. The 1999 Plan will terminate no later than September 14, 2009.

Employee Stock Purchase Plan

     The Company's Employee Stock Purchase Plan was adopted by the Board of Directors on September 14, 1999 and approved by the stockholders on that date. The Plan became effective on October 27, 1999. The Plan is designed to allow eligible employees and those of participating subsidiaries to purchase shares of the Company's Common Stock, at semi-annual intervals, through periodic payroll deductions. A total of 750,000 shares of the Company's Common Stock may be issued under the Plan.

     The Plan has a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period began on October 27, 1999 and will end on the last business day in October 2001. The next offering period will begin on the first business day in November 2001, and subsequent offering periods will be set by the Company's Compensation Committee.

     Individuals who are eligible employees on the start date of any offering period may enter the Plan on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Plan on any subsequent semi-annual entry date within that period.

     A participant may contribute up to 10% of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in January and July each year). The purchase price per share will be 85% of the lower of the fair market value of the Company's Common Stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. The first purchase date will occur on the last business day in April 2000. In no event, however, may any participant purchase more than 500 shares, nor may all participants in the aggregate purchase more than 187,500 shares on any one semi-annual purchase date. Should the fair market value of the Company's Common Stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

     The Board of Directors may at any time amend or modify the Plan. The Plan will terminate no later than the last business day in October 2009.

                             CERTAIN TRANSACTIONS

Relationship with Cisco

     In September 1999, the Company sold 1,242,000 shares of its Common Stock to Cisco for $12.00 per share. In connection with the investment, the Company has agreed to nominate a person designated by Cisco to its Board of Directors so long as Cisco owns more than 750,000 shares of its Common Stock. Additionally, the Company provides network consulting services to Cisco pursuant to an existing agreement negotiated by the parties in an arm's-length transaction. This agreement expires in May 2003 and governs the terms and conditions that apply to all consulting services performed by the Company for Cisco and for customers of Cisco. This agreement provides that if the Company gives more favorable rates to another client it will inform Cisco and Cisco will have the right to terminate this agreement. In fiscal 1998 and 1999, revenues from Cisco were $35,190 and $2,240,229, respectively. Inder Sidhu, one of the Company's directors, is the Vice President of Worldwide Professional Services at Cisco.


Sale of Common Stock

     In September 1999, the Company sold 94,867 and 18,133 shares of its Common Stock to General Atlantic Partners 57 and GAP Coinvestment Partners II, respectively, for $12.00 per share. Peter L. Bloom and Braden R. Kelly, directors of the Company, are, respectively, a managing member and a principal of General Atlantic Partners, LLC. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 57 and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II.


Tribeca Software

     In March 1998, the Company made a pro rata distribution of all of the outstanding shares of its former subsidiary, Tribeca Software, Inc., to its stockholders. Of the 1,501,700 then outstanding shares of Tribeca, the Company distributed the following amounts to its officers, directors and 5% stockholders and their affiliates:




                                                          Number of Shares
Name of Stockholder                                         of Tribeca
-------------------                                      -----------------
Ronald G. Pettengill, Jr. .............................        234,000
Robert L. Belau .......................................        250,000
Belau Irrevocable Family Trust ........................         10,000
Neeraj Sethi ..........................................         13,000
Donald J. Duffy .......................................         25,000
Eric Meyer ............................................         42,500
MD Strategic, L.P. ....................................         85,000
PVII, L.P. ............................................         32,000
Boyce Meyer Trust (1) .................................        200,000

------------
(1) Boyce Meyer was the father of Eric Meyer and the stepfather of Robert L. Belau.

     Subsequent to this transaction, Tribeca purchased from the Company, and it assigned to Tribeca, network management software and other assets, including computer and office equipment. As payment for these assets, Tribeca gave the Company a demand note in the amount of $130,000, which accrued interest at 8% per annum. Additionally, it gave Tribeca a $1,000,000 line of credit at an interest rate of 8% per annum. In March 1999, Tribeca paid the Company the full amounts due under the demand note and line of credit and the line of credit was terminated. The largest amount outstanding under the line of credit was $988,800.

     From March 1998 through June 1999, the Company performed payroll, accounting and other administrative services for Tribeca for a fee of $7,000 per month. Additionally, Tribeca leases office space and equipment from the Company for approximately $8,000 per month as of January 1, 2000, which monthly payment had been approximately $12,000 through December 31, 1999. The Company believes that these transactions were on terms that are no less favorable than those that could be obtained from unaffiliated third parties.

     Ronald G. Pettengill, Jr., the Company's Chairman and Chief Executive Officer, and Donald J. Duffy, a director of the Company, were directors of Tribeca until September 1999 and own shares of Tribeca's Common Stock. Robert
L. Belau, the Company's President, and Eric Meyer, director of the Company, are directors of Tribeca and own shares of Common Stock of Tribeca. Additionally, Messrs. Pettengill and Belau served as executive officers of Tribeca until September 1999 and Mr. Meyer has served as Tribeca's interim Chief Executive Officer since September 1999.

Sale of Series A Convertible Preferred Stock and Warrants

     In March 1999, the Company sold 6,512,316 shares of series A convertible preferred stock and warrants to purchase the number of shares of Common Stock that equaled 15% of the number of shares to be registered in the Company's initial public offering, at $18.00 per share, to six accredited investors for an aggregate purchase price of approximately $18.6 million. General Atlantic Partners 54, L.P. purchased 5,350,441 shares and GAP Coinvestment Partners II purchased 1,112,765 shares. Peter L. Bloom and Braden R. Kelly, directors of the Company, are, respectively, a managing member and a principal of General Atlantic Partners, LLC. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54 and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II. The purchase price for the series A convertible preferred stock was $2.85 per share. On the closing of the Company's initial public offering, the series A convertible preferred stock converted into 6,512,316 shares of the Company's Common Stock. The warrants have terminated and are no longer exercisable.

Share Redemption

     As a condition of the March 1999 sale of series A convertible preferred stock and warrants, the Company was required to repurchase approximately $8.4 million of Common Stock. Accordingly, the Company made an offer to each of its stockholders to repurchase their shares at a price of $2.94 per share. Subsequently, in March 1999, the Company repurchased a total of 2,855,100 shares of Common Stock from 31 of its stockholders who elected to sell shares for an aggregate purchase price of approximately $8.4 million. Of these, the Company purchased the following amounts from its officers, directors and 5% stockholders and their affiliates:



                                       Number of Shares       Aggregate
Name of Stockholder                        Redeemed         Consideration
-------------------                   ------------------   --------------
Ronald G. Pettengill, Jr. .........         534,000          $1,570,850
Robert L. Belau ...................         480,000           1,412,000
Neeraj Sethi ......................          48,000             141,200
Donald J. Duffy ...................         210,000             617,750
Eric Meyer ........................         282,000             829,550
MD Strategic, L.P. ................         119,040             350,176
Predictive Ventures, L.P. .........         300,000             882,500
PVII, L.P. ........................          33,060              97,251

     Eric Meyer and Donald J. Duffy, directors of the Company, are general partners of MD Strategic, Predictive Ventures and PVII.


Meyer, Duffy & Associates

     The Company had an agreement with Meyer, Duffy & Associates, Inc. pursuant to which they provided it with consulting and advisory services regarding capital raising and strategic partnerships. Eric Meyer and Donald J. Duffy, directors of the Company, serve as co-Managing Directors of Meyer, Duffy & Associates. The Company paid Meyer, Duffy & Associates a retainer fee of $5,000 per month in connection with these services through March 31, 1999, the date that the agreement terminated. Additionally, in August 1998, the Company loaned Meyer, Duffy & Associates, L.P., in connection with the exercise of options, $300,000 at an interest rate of 7% per annum. Meyer, Duffy & Associates, L.P. repaid this loan in March 1999. Messrs. Meyer and Duffy are the general partners of Meyer, Duffy & Associates, L.P.

Loans to Officers

     In August 1998, in connection with the exercise of options, the Company loaned each of Ronald G. Pettengill, Jr., its Chairman and Chief Executive Officer, and Robert L. Belau, its President, $97,500 at an interest rate of 7% per annum. Messrs. Pettengill and Belau repaid those loans in March 1999. In addition to these loans, from time to time, the Company has advanced loans to Messrs. Pettengill and Belau. As of December 31, 1998 the amounts outstanding under these advances for Messrs. Pettengill and Belau was $15,000 and $13,402, respectively, which represents the largest amounts outstanding under these advances during fiscal 1998. There are currently no advances outstanding. The Company may in the future make loans to its officers.


Option Grants

     The Company granted each of Messrs. Bloom, Duffy, Kelly and Meyer, its non-employee directors, options to purchase 25,000 shares of Common Stock at a price of $4.00 per share. The Company granted each of Messrs. Sidhu and Wyman, its non-employee directors, options to purchase 25,000 shares of its Common Stock at a price of $11.05 per share. Further, in 1999, the Company granted to Messrs. Pettengill, Belau, Dorsey, Joseph, Humes, Holt, Sethi, Wright and Papilsky options to purchase 200,000; 200,000; 175,000; 100,000; 60,000;
130,000; 70,000; 80,000 and 50,000 shares of Common Stock, respectively. Additionally, in March 2000, the Company granted Mr. Smith, one of its non-employee directors, options to purchase 25,000 shares of Common Stock at a price of $60.50 per share. Please see "Executive Compensation, Management and Other Information--Employment Agreements." For additional information regarding the grant of stock options to executive officers and directors, please see "Annual Meeting Proposals--Proposal 1--Election of Directors--Director Compensation," "Executive Compensation, Management and Other Information--Executive Compensation," "--1999 Stock Incentive Plan" and "Security Ownership of Certain Beneficial Owners and Management."


Relationship with BellSouth

     The Company provides network consulting services to BellSouth pursuant to an existing agreement negotiated by the parties in an arm's-length transaction. This agreement expires in May 2001 and governs the terms and conditions that apply to all consulting services performed by it for BellSouth and for BellSouth's customers. In fiscal 1999, revenue from BellSouth was $1,229,881. William L. Smith, one of the Company's directors, is Executive Vice President of Network Planning and Chief Technology Officer of BellSouth.


General

     The Company has adopted a policy that all transactions with officers, directors, 5% stockholders and their affiliates be entered into only if they are approved by a majority of the disinterested independent directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee is also responsible for the administration of the Company's stock option plans under which option grants and direct stock issuances may be made to executive officers. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in 1999.


General Compensation Policy

     The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the Company's development and financial success and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance, as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) base salary, (ii) cash bonus payment and
(iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.


Factors

     The principal factors which the Compensation committee considered with respect to each executive officer's compensation package for fiscal year 1999 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.

     o Base Salary. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

     o Cash Bonus Payment. Under special circumstances, the Compensation Committee has the discretion to pay cash bonuses to executive officers based on both individual performance as well as performance of the Company when predetermined goals are met or exceeded. Bonuses are determined and paid annually.

     o Long-Term Incentive Compensation. Long-term incentives are generally provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option generally becomes exercisable in installments over a four year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. Stock options to purchase an aggregate of 1,065,000 shares of Common Stock were granted to executive officers in 1999.

CEO Compensation

     The plans and policies discussed above were the basis for the 1999 compensation of the Company's Chief Executive Officer, Mr. Ronald G. Pettengill, Jr. In advising the Board of Directors with respect to this compensation, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry that are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation. In accordance with these objectives, Mr. Pettengill received a base salary of $195,833 and a bonus of $75,000 for fiscal year 1999. In addition, options to purchase 200,000 shares of Common Stock at an exercise price of $4.00 per share were granted to Mr. Pettengill in 1999. He currently holds a total of 980,000 unexercised stock options.


Compliance with Internal Revenue Code Section 162(m).

     As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that such compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company's stock plans contain certain provisions that are intended to ensure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.


     The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for 2000 will exceed the $1 million limit per officer.


                                          THE COMPENSATION COMMITTEE


                                          Peter L. Bloom
                                          Donald J. Duffy

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 14, 2000, by:

     o each Director and nominee for Director,

     o each of the Named Executive Officers,

     o each person (or group of affiliated persons) who is known by the Company to be a beneficial owner of 5% or more of the outstanding shares of Common stock, and

     o all of the Company's Directors and Executive Officers as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o Predictive Systems, Inc., 417 Fifth Avenue, 11th Floor, New York, NY 10016. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options held by such persons that are exercisable within 60 days of April 14, 2000, but excludes shares of Common Stock underlying options held by any other person. Percentage of beneficial ownership is based on 25,102,190 shares of Common Stock outstanding as of April 14, 2000.





                                                                              Beneficial Ownership
                                                                             -----------------------
Name and Address of Beneficial Owner                                            Shares       Percent
------------------------------------                                         ------------   --------
Ronald G. Pettengill, Jr. (1) ............................................    2,106,372      8.4%
Robert L. Belau (2) ......................................................    2,494,427      9.9
Gerard E. Dorsey .........................................................            -       -
R. Kevin Holt (3) ........................................................       32,500       *
Carl D. Humes (4) ........................................................      216,000       *
Thomas R. Joseph (5) .....................................................      216,000       *
Gregory D. Nicastro (6) ..................................................      134,400       *
Gary N. Papilsky .........................................................        1,000       *
Neeraj Sethi (7) .........................................................      168,000       *
John Wright (8) ..........................................................       16,000       *
Peter L. Bloom (9) .......................................................    5,930,767     23.6
Donald J. Duffy (10) .....................................................    2,253,297      9.0
Braden R. Kelly (11) .....................................................            -       -
Eric Meyer (12) ..........................................................    2,670,193     10.6
Inder Sidhu (13) .........................................................    1,242,000      5.0
William L. Smith (14) ....................................................      150,000       *
William W. Wyman (15) ....................................................            -       -
Cisco Systems, Inc. (16) .................................................    1,242,000      5.0
General Atlantic Partners, LLC (17) ......................................    5,924,517     23.6
Meyer, Duffy & Associates, L.P. (18) .....................................    1,465,484      5.8
Putnam Investments, Inc. (19) ............................................    2,304,587      9.2
All directors and executive officers as a group (17 persons) (20) ........   15,377,659     61.3

------------
* Indicates less than one percent of the Common Stock.

 (1) Includes (a) 863,333 shares issuable upon the exercise of currently exercisable options (b) 1,224,330 shares held by Tao Partners, L.P., (c) 5,000 shares held by The Pettengill Family Foundation and (d) 13,709 shares held by Ballantine Associates Limited Partnership. The general partner of Ballantine Associates

     Limited Partnership is Ballantine Associates, Inc. Mr. Pettengill and his wife are the sole stockholders of Julcon, Inc., the general partner of Tao Partners L.P. and the sole stockholder of Ballantine Associates, Inc. Mr. Pettengill disclaims beneficial ownership of the shares held by The Pettengill Family Foundation.

 (2) Includes (a) 863,333 shares issuable upon the exercise of currently exercisable options (b) 126,000 shares held by The Belau Family Trust, (c) 10,000 shares held by The Belau Family Foundation, (d) 1,478,859 shares held by the Belau First Tier Limited Partnership and (e) 16,235 shares held by the Belau Second Tier Limited Partnership. The general partner of the Belau First Tier Limited Partnership is Belau First Tier, Inc., of which Mr. Belau is the sole stockholder. The general partner of the Belau Second Tier Limited Partnership is Belau Second Tier, Inc., of which Belau First Tier, Inc. is the sole stockholder. Mr. Belau disclaims beneficial ownership of the shares held by The Belau Family Foundation.

 (3) Includes 32,500 shares issuable upon the exercise of currently exercisable options.

 (4) Includes 216,000 shares issuable upon the exercise of currently exercisable options.

 (5) Includes (a) 196,000 shares issuable upon the exercise of currently exercisable options and (b) 20,000 shares issuable upon the exercise of currently exerciseable stock options held by The Joseph Family Trust. Mr. Joseph disclaims beneficial ownership of the securities held by The Joseph Family Trust.

 (6) Includes 134,400 shares issuable upon the exercise of currently exercisable options.

 (7) Includes 138,000 shares issuable upon the exercise of currently exercisable options.

 (8) Includes 16,000 shares issuable upon the exercise of currently exercisable options.

 (9) Includes (a) 6,250 shares issuable upon the exercise of currently exercisable options, (b) 4,559,458 shares owned by General Atlantic Partners 54, (c) 349,918 shares owned by General Atlantic Partners 57, and
     (d) 1,015,141 shares owned by GAP Coinvestment Partners II. The general partner of General Atlantic Partners 54 and General Atlantic Partners 57 is General Atlantic Partners, LLC and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II. Peter L. Bloom is a managing member of General Atlantic Partners, LLC. Mr. Bloom disclaims beneficial ownership of these securities except to the extent of his economic interest in General Atlantic Partners, LLC, and GAP Coinvestment Partners II. The address of Mr. Bloom is c/o General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(10) Includes (a) 186,250 shares issuable upon the exercise of currently exercisable options, (b) 441,019 shares of Common Stock held by MD Strategic, L.P., (c) 1,465,484 shares held by Meyer, Duffy & Associates, L.P., (d) 121,651 shares held by PVII, L.P. and (e) 38,893 shares held by Five D's Associates Limited Partnership. Mr. Duffy is a general partner of each of MD Strategic, L.P., Meyer, Duffy & Associates, L.P. and PVII, L.P. Messrs. Duffy and Meyer are the stockholders of Five D's Associates, Inc., which is the general partner of Five D's Associates Limited Partnership. Mr. Duffy disclaims beneficial ownership of these securities except to the extent of his economic interest in MD Strategic L.P., Meyer, Duffy & Associates, L.P., PVII, L.P. and Five D's Associates Limited Partnership. The address of Mr. Duffy is c/o of Meyer, Duffy & Associates, Inc., 237 Park Avenue, New York, New York 10017.

(11) Mr. Kelly is a limited partner of GAP Coinvestment Partners II. Mr. Kelly disclaims beneficial ownership of the securities held by GAP Coinvestment Partners II except to the extent of his economic interest in those securities. The address of Mr. Kelly is c/o General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(12) Includes (a) 186,250 shares issuable upon the exercise of currently exercisable options, (b) 441,019 shares held by MD Strategic, L.P., (c) 1,465,484 shares held by Meyer, Duffy & Associates, L.P., (d) 121,651 shares held by PVII, L.P. and (e) 38,893 shares held by Five D's Associates Limited Partnership. Mr. Meyer is a general partner of each of MD Strategic L.P., Meyer, Duffy & Associates, L.P. and PVII, L.P. Messrs. Meyer and Duffy are the sole stockholders of Five D's Associates, Inc., which is the general partner of Five D's Associates Limited Partnership. Mr. Meyer disclaims beneficial ownership of these securities except to the extent of his economic interest in MD Strategic L.P., Meyer, Duffy & Associates, L.P., PVII, L.P. and Five D's Associates Limited Partnership. The address of Mr. Meyer is c/o Meyer, Duffy & Associates, Inc., 237 Park Avenue, New York, New York 10017.

(13) Includes 1,242,000 shares of Common Stock owned by Cisco Systems. Mr. Sidhu is the Vice President of Worldwide Professional Services at Cisco. The address of Mr. Sidhu is c/o Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706.

(14) Includes 150,000 shares of Common Stock owned by BellSouth Corporation. Mr. Smith is Executive Vice President of Network Planning and Chief Technology Officer of BellSouth. The address of Mr. Smith is c/o BellSouth Corporation, 1155 Peachtree Street, N.W., Atlanta, Georgia 30309.

(15) The address of Mr. Wyman is 4 North Balch Street, Hanover, New Hampshire 03755.

(16) The address of Cisco is 170 West Tasman Drive, San Jose, California 95134-1706.

(17) Includes (a) 4,559,458 shares owned by General Atlantic Partners 54, (b) 349,918 shares owned by General Atlantic Partners 57, and (c) 1,015,141 shares owned by GAP Coinvestment Partners II. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54 and General Atlantic Partners 57 and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners
     II. Therefore, General Atlantic Partners, LLC may vote and dispose of the shares owned by these entities. The address of General Atlantic Partners, LLC is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(18) The address of Meyer, Duffy & Associates, L.P. is c/o Meyer, Duffy & Associates, Inc., 237 Park Avenue, New York, New York 10017.

(19) Includes (a) 2,123,487 shares held by Putnam Investment Management, Inc. ("PIM") and (b) 181,100 shares held by The Putnam Advisory Company, Inc. ("PAC"). PIM and PAC are wholly-owned subsidiaries of Putnam Investments, Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. Of the 2,123,487 shares held by PIM, 1,760,087 shares are held by Putnam OTC & Emerging Growth Fund. The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

(20) Includes 2,592,900 shares issuable upon the exercise of currently exercisable options.

                               PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return on its Common Stock during a period commencing on October 27, 1999 (the initial public offering of the Company's Common Stock) and ending on December 31, 1999 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends (if any) for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end of the measurement period over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period) with the cumulative return so calculated on the Nasdaq Stock Market--U.S. Index and a self-constructed peer group index.


                     Comparison of Cumulative Return* Among
   Predictive Systems, Inc., the Nasdaq Stock Market -- U.S. Index and a Peer
                                    Group (1)

                        [Performance Graph Appears Here]


                               PRDS              NASDAQ           PEER GROUP
27-October-1999               100.00             100.00             100.00
31-December-1999              363.89             144.32             187.59



 * Assumes $100 invested on October 27, 1999 in stock or index, including reinvestment of dividends.

(1) The Peer Group consists of the following companies: CIBER, Inc.; marchFIRST Inc. (formerly Whittman-Hart, Inc.); Proxicom Inc.; Razorfish, Inc.; Sapient Corporation and Scient Corporation.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such filing persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on review of the copies of the above-mentioned reports furnished to the Company and written representations regarding all reportable transactions, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements were complied with on time except for one late filing by each of Messrs. Pettengill and Belau.


                   STOCKHOLDER PROPOSALS-2001 ANNUAL MEETING

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no later than January 18, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than April 1, 2001.


                                   FORM 10-K

     The Company filed an Annual Report on Form 10-K for fiscal year ended December 31, 1999 with the Securities and Exchange Commission on March 30, 2000. Stockholders may obtain a copy of this report without charge, by writing to Investor Relations, at the Company's principal offices, located at 417 Fifth Avenue, 11th Floor, New York, New York 10016.


                                 OTHER MATTERS

     Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card will vote the shares represented by proxies in accordance with their judgment of what is in the best interest of the stockholders on such matters.

     Proxies will be solicited by mail and may also be solicited in person or by telephone by certain regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.


                                             By Order of the Board of Directors



                                             /s/ Ronald G. Pettengill
                                             -----------------------------------
                                             Ronald G. Pettengill
                                             Chief Executive Officer and
                                             Chairman of the Board



New York, New York
April 25, 2000

                                 (Form of Proxy)
                            PREDICTIVE SYSTEMS, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - May 16, 2000
  (This proxy is solicited on behalf of the Board of Directors of the Company)

The undersigned stockholder of Predictive Systems, Inc. hereby appoints Ronald
G. Pettengill, Jr. and Robert L. Belau, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Predictive Systems, Inc. to be held at The W Court Hotel, 130 East 39th Street, New York, New York, 10016 on Tuesday, May 16, 2000 at 10:00 a.m. (New York City time).

1.       ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

         -----                               -----
         |   |    FOR all nominees below     |   |    WITHHOLD AUTHORITY
         |   |    (except as marked to the   |   |    to vote for nominees below
         -----    contrary)                  -----

         NOMINEES:  Ronald G. Pettengill, Jr., Robert L. Belau, Donald J. Duffy

         INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name on the space provided below.

         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

2.       RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         -----             -----                -----
         |   |   FOR       |   |   AGAINST      |   |   ABSTAIN
         |   |             |   |                |   |
         -----             -----                -----

         with respect to the proposal to ratify the selection of Arthur Andersen LLP, independent public accountants, as the Company's independent public accountants for the year ending December 31, 2000, as described in the Proxy Statement.

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

         -----             -----                -----
         |   |   FOR       |   |   AGAINST      |   |   ABSTAIN
         |   |             |   |                |   |
         -----             -----                -----

         UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AS SET FORTH IN THE PROXY STATEMENT.

         Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.


                                        ----------------------------------
                                        Name(s) of Stockholder

                                        ----------------------------------
                                        Signature(s) of Stockholder




Dated: _______, 2000